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                                                                  EXHIBIT 10(jj)





                                February 4, 2000

Mr. Andrew Balbirer
4112 Three Lakes Drive
Long Grove, IL  60047

Dear Andy:


         This letter amends the February 1, 2000 offer letter you received from us and includes the changes we agreed to.

         You will be employed as Chief Financial Officer reporting to Joe Durrett. Your base salary will be $325,000 per year, your next review date will be May 1, 2001, and annually each May thereafter. Your initial annual bonus target will be 40% of your base salary paid (there will be no pro-ration), and your final bonus will be based on IRI's and your personal performance. For 2000, we will guarantee you a minimum bonus payout of $70,000.

         You will enjoy all employee benefits and perquisites available generally to the other senior executive officers of the Company. This includes IRI's flexible benefits program which consists of health and welfare plans, life insurance, disability, 401(k) plan, holidays, personal leave, sick leave and vacation allowance (four weeks vacation per year), and IRI's new Executive Deferred Compensation Program.

         On your start date, the Company will grant you 175,000 options under its Executive Stock Option Plan, to be evidenced by the Company's customary form of stock option agreement. For these 175,000 options, one-third will vest after two years of service and then another third after each anniversary of the starting date of your employment. You will also be eligible based on performance, additional annual stock option grants with approval from IRI's Compensation Committee. In addition, we will grant you 50,000 shares of restricted stock under our non-qualified defined contribution plan and trust. There is a cliff vesting period of four (4) years on the restricted stock. Enclosed is a copy of the restricted stock plan document for your review.

         Should a "change of control" (defined as the sale of the Company, whether by merger or otherwise, or the acquisition of more than 25% of the company's common stock by an acquirer, or group acting in concert) occur during your employment, the following will apply. If a change in control occurs, all your unvested options will immediately vest. You will have one year from your termination date to exercise your stock options.





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Mr. Andrew Balbirer
February 4, 2000
Page 2


         Upon starting with the Company, you will be expected to execute a customary noncompetition and confidentiality agreement (attached). Should your employment be terminated (including a reduction in responsibility) for any reason other than for cause, death or your voluntary resignation (except in case of resignation within one year following a change in control), you will continue for the next twelve months to receive all benefits including your base salary then in effect. In the case of your death, your estate will receive 12 months of severance and benefit continuation in accordance with IRI policies. Again, if your employment terminates for cause or your voluntary resignation (except for change of control as stated above) you will receive no severance benefits.

         Our offer of employment is contingent upon approval by the Executive Committee of the IRI Board of Directors.

         Andy, we are excited about you accepting our offer and joining our team. We know you will make a difference for IRI, and believe we will offer you the challenges and career opportunities you desire. On behalf of the Company and our entire senior management team, we are looking forward to your joining IRI and our team.

                                 Sincerely,




                                 Gary S. Newman
                                 Executive Vice President, Human Resources




Accepted this     day of       , 2000
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-----------------------------------------
               Andy Balbirer


cc:   Joe Durrett